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                                                                    EXHIBIT 99.1


[AMERICAN HOMEPATIENT LOGO]                                    NEWS RELEASE



Contacts:   Joseph F. Furlong         or                Marilyn O'Hara
            President and CEO                           Executive VP and CFO
            (615) 221-8884                              (615) 221-8884

Primary Contact


For Immediate Release


                            BANKRUPTCY COURT CONFIRMS
                           AMERICAN HOMEPATIENT, INC.
                               REORGANIZATION PLAN

BRENTWOOD, Tenn. (May 16, 2003) - American HomePatient, Inc. (Pink Sheets: AHOM) today announced that the U.S. Bankruptcy Court for the Middle District of Tennessee has confirmed the Company's plan of reorganization under Chapter 11 of the United States Bankruptcy Code on May 15, 2003.

The confirmed plan allows the Company to continue its business operations uninterrupted, led by its current management team, and accomplishes the Company's primary goal of restructuring its long term debt obligations to its secured lenders. In addition, the confirmed plan provides that the Company's shareholders retain their equity interest in the Company, and all of the Company's creditors and vendors will be paid 100% of all amounts they are owed, either immediately or over time with interest.

The confirmed plan was proposed jointly by the Company and the Unsecured Creditors Committee but was objected to by the Company's secured lenders. In the decision, the Court overruled all of the secured lenders' objections to confirmation of the plan. The secured lenders may appeal the Court's decision.

"Today is an especially rewarding day for the Company and its employees," says Joseph F. Furlong III, the Company's CEO. "The past nine months have been challenging, but the Company is pleased with the Court's decision to confirm the plan and will emerge from the bankruptcy case with renewed strength. Because of the dedication of the

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Company's employees and the unyielding support of our patients, referral sources and vendors, the Company is well-positioned to remain a premier provider of home health care services."

A copy of the Court's opinion will be filed by the Company with the Securities and Exchange Commission as an exhibit to a Form 8-K, to be available via the Edgar database at www.sec.gov.

Founded in 1983, American HomePatient, Inc. is one of the nation's largest home health care providers with 287 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.'s common stock is currently traded in the pink sheets under the symbol AHOM. Additional information about the Company is available at www.ahom.com.

Certain statements made in the press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including without limitation, risks and uncertainties regarding an appeal of the confirmed plan and the final resolution of the Company's Chapter 11 proceedings, as well as the operation of the Company during such proceedings and thereafter. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include changes to the Company's business strategy and operation, the effect of healthcare legislation and regulation, the ability to obtain business, and the outcome of ongoing governmental investigations.